Exhibit 99.(a)(29)

ILOG Employees,

A few notes to clarify processes and address some questions and known issues.

TENDERING SHARES:  IF YOU WANT TO TENDER SHARES, YOU MUST TAKE AN ACTION TO TENDER.  The specific action depends on your share type and where it is held.  In some cases, there is paperwork to complete; in others, you can tender through an email or phone instruction to the financial institution that holds your shares.  You will need to carefully follow the instructions that apply to you.

If you want to tender but have not received instructions, you should call the financial institution where your shares are held, or the information agent (contact information below).   At this point all shareholders should have received information on how to tender.  If this is not the case, and you want to tender, initiate a call to the information agent.

There are several classes of shareholders who may need to go through multiple steps to tender.   Please make sure you allow sufficient time for all the steps.  The cases we are aware of that may require additional time are:

1.	U.S. citizens who hold ordinary registered shares through BNP (from exercising options): these shares must be converted to another form in order to tender.

2.	U.S. citizens who hold ordinary shares (rather than ADRs which trade on NASDAQ) in any other financial institution: these shares may require additional steps or take additional time.

3.

Employees who hold ADRs (NASDAQ shares) from the ILOG ESPP, IPO, etc.: many of these original accounts have been transferred to different institutions as brokerages have merged or been acquired. If you intend to tender, you must take steps to locate your account, make sure it is active, and provide tender instructions. If you are unsure where your account resides, locate your last brokerage statement and contact Janet for help.

There may be other cases that require extra time.

IF YOU ARE ENCOUNTERING A PROBLEM TENDERING:  First, call the information agent (contact information below).  Second, send a brief description of the problem you are encountering to Janet (jlowe@ilog.com).   Janet will not advise you but she will track problems so they can be addressed.

EXERCISING OPTIONS:  Please refer to the Q&A on iNET regarding options and free shares.  Note:  Any options that were “unvested” immediately became vested at the beginning of the current offer (Oct. 14).  Pursuant to the Memorandum of Understanding between ILOG and IBM, assuming the first tender offer is successful, ALL OPTIONS WILL EXPIRE 7 trading days before the end of the second tender offer (except for options held by persons whose only interest in ILOG was options that were vested and deemed to be in the money based on the price of the French Offer (EUR10.0) immediately prior to the automatic vesting of options at the beginning of the current offer).  As a result, even vested, in-the-money options could expire unless you exercise them by 7 trading days before the end of the second tender offer.  If you exercise your options during the first tender offer and the tender offer is not successful and is terminated because the minimum tender offer condition is not satisfied, you will continue to hold the shares and ADSs you received upon the exercise of the options and will be required to pay any taxes upon exercise thereof and will not be able to have your shares or ADSs converted back to options.  The minimum tender offer condition requires that shares (including shares represented by ADSs and treasury shares) and warrants validly tendered and not properly withdrawn prior to the expiration of the first tender offer represent at least 66.67% of ILOG’s share capital and voting rights on a fully-diluted basis.

If you have any questions about how to exercise your employees options, please review the instructions on iNET.

Employees holding stock options with an exercise price greater than EUR 9.5 who do not elect to exercise their options and tender their shares into the offers and instead elect to participate in the offer provision described in greater detail below do not need to take action as of the date hereof.  Such employees will be sent a separate form of agreement to implement this separate offer.  Pursuant to the Memorandum of Understanding, if the offers are successful, each beneficiary of options with an exercise price greater than EUR 9.50 that have not been exercised by seven (7) trading days prior to the closing of the reopened second tender offer will be offered by ILOG a payment in cash equal to EUR 0.50 per such option in consideration for the immediate and irrevocable waiver of his or her rights in connection with all such options, such payment being made as follows:

•                  50% of such payment will be made three (3) months following the publication by the AMF of the definitive results of the French offer (after the reopening of the second tender offer); and

•                  50% of such payment will be made nine (9) months following the publication by the AMF of the definitive results of the French offer (after the reopening of the second tender offer),

provided that the relevant payment will be made only if such beneficiary is still an ILOG employee and/or a mandataire social of ILOG and that no beneficiary of any options out of the money will receive in the aggregate more than EUR 10,000.00, or less than EUR 1,000.00 in respect of all such out of the money options held by such beneficiary. You will be asked to sign and return a copy of this agreement if you wish to receive the offered compensation. At the time we send out the agreement, we will provide you with a point of contact to respond to any questions you might have with respect to this separate offer.

Information Agent for the U.S. offer:
Georgeson
U.S. toll free: (800) 334-9405
European toll free: 00800 10 20 10 80

Information Agent for the French offer:
Georgeson
European toll free: 00800 10 20 10 80

Janet

Important Note:  Unless the context otherwise requires, any reference in this document to “shares” or “Shares” includes American Depositary Shares, or ADSs.  The offers are comprised of a French Offer and a U.S. Offer. The French Offer will be made to holders of shares and warrants in France.  The U.S. Offer will be made to U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended) of shares and warrants as well as to all holders of ADSs wherever located.  You will need to determine which of the offers you are eligible to participate in taking into account the laws and regulations in your jurisdiction.

Holders of ILOG S.A. (“ILOG”) securities, stock options and free shares should consult their own tax advisors as to the particular tax consequences to them of exercising their stock options, selling their shares, participating in the Offers, and any payments in respect of their securities, stock options or free shares, including the application of French, United States federal, local and other tax laws and possible changes in tax laws.

This employee Q&A is part of our ongoing communication process to keep you informed about the tender offers.

The terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase dated October 14, 2008, and the related documentation, as amended, that IBM and its subsidiary, CITLOI, filed with the U.S. Securities and Exchange Commission (the “Commission”) on Schedule TO and the solicitation/recommendation statement on Schedule 14D-9, as amended, that ILOG filed with the Commission. The terms and conditions of the French Offer are set forth in the Note d’Information, as amended, that IBM and CITLOI filed with the French stock market authority, the AMF, and the Note en Réponse, as amended, that ILOG filed with the AMF. The AMF granted its visa on the Note d’Information and the Note en Réponse on September 12, 2008. CITLOI and ILOG have also made publicly available documents supplementing the Note d’Information and the Note en Réponse, respectively, which provide additional legal, financial and accounting information on these entities.  ILOG security holders and other investors can obtain copies of these tender offer materials and any other documents filed with the Commission from the Commission’s website (www.sec.gov) and with the AMF from the AMF’s website (www.amf-france.org), in both cases without charge. Such materials filed by IBM and CITLOI, and ILOG will also be available for free on IBM’s website (www.ibm.com), and on ILOG’s website (www.ilog.com), respectively.